  UNITED STATES
SECURITIES AND EXCHANGE
 COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2008

ISRAMCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-12500	13-3145265
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4801 WOODWAY DRIVE SUITE 100E, HOUSTON, TX 77056
 (Address of principal executive offices, including Zip Code)

713-621-3882

(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

As previously described in the Current Report on Form 8-K of Isramco Inc. (the "Company") filed on February 22, 2008 (the “Previous 8-K”), the Company, through its wholly-owned subsidiary Jay Petroleum, LLC ("Jay Petroleum"), and GFB Acquisition - I, L.P. ("GFB") and Trans Republic Resources, Ltd. ("Trans Republic," and, together with GFB, the "Sellers") entered into Purchase and Sale Agreements (the "Agreements"), pursuant to which Jay Petroleum agreed to purchase the Sellers' interests in certain oil and gas properties located in Texas, New Mexico and Oklahoma.

The closing of the transactions contemplated in the Purchase Agreement was completed on March 27, 2008 for an aggregate purchase price of $102.9 million (the "Purchase Price"). According to an engineering report prepared by an independent consulting company relating to the properties purchased under the Purchase Agreement, the estimated proved developed producing reserves are 3.3 million net barrels of oil and 18,143 net MMCF's of natural gas.

The Company funded $54 million of the Purchase Price from a commercial bank loans, the terms of which were included in the Previous 8-K. Approximately  $48.9 million of the Purchase Price was from a related party, J.O.E.L Jerusalem Oil Exploration Ltd,. ("JOEL"). The loan from J.O.E.L is repayable at the end of 4 months. Interest accrues at a per annum rate of LIBOR plus 1.25%. Subject to the approval of its shareholders at a meeting which J.O.E.L. expects to hold, JOEL intends to extend the loan period for seven years at a per annum rate of LIBOR plus 6%. Mr. Jackob Maimon, the Company's president and director is a director of JOEL and Mr. Haim Tsuff, the Company's Chief Executive Officer and Chairman is a controlling shareholder of JOEL.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATED: APRIL 2, 2008	ISRAMCO, INC.

	BY:	/s/ Haim Tsuff
HAIM TSUFF
CHIEF EXECUTIVE OFFICER